Exhibit 21.1

SUBSIDIARIES OF WAGEWORKS, INC.

•	MHM Resources, LLC (Delaware)
•	Planned Benefit Systems Incorporated (Colorado)
•	Benefit Concepts, Inc. of Rhode Island (Rhode Island)